Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-120752

                                   ENNIS, INC.


                   PROSPECTUS SUPPLEMENT DATED JANUARY 4, 2005
                                       TO
                        PROSPECTUS DATED DECEMBER 3, 2004


         This prospectus supplement supplements our prospectus dated December 3, 2004 to reflect changes in the Selling Shareholders table on pages 10-11. More specifically, three of the shareholders listed in the Selling Shareholders table of the prospectus, the Evan Ashkin Trust, the Gary Ashkin Trust and the Nancy Smith Trust, were liquidated, and the shares of our common stock held by those trusts were distributed to each of Evan Ashkin, Gary Ashkin and Nancy Smith, respectively. Additionally, the Barbara S. McLinden Trust transferred 50,000 shares to the John and Betsy McLinden Foundation and Arthur Slaven transferred 9,000 shares to Community Preparatory School. This prospectus supplement should be read in conjunction with the prospectus and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus.

                              SELLING SHAREHOLDERS


         The table of Selling Shareholders in the prospectus is amended to reflect the above-referenced transfers by (i) reducing the number of shares beneficially owned and offered by Laurence Ashkin by 1,634,163 shares, by the Barbara S. McLinden Trust by 50,000 shares and by Arthur Slaven by 9,000 shares,
(ii) removing the Evan Ashkin Trust, the Gary Ashkin Trust and the Nancy Smith Trust from the table and (iii) adding Evan Ashkin, Gary Ashkin, Nancy Smith, the John and Betsy McLinden Foundation and Community Preparatory School to the table as follows:

                                               Beneficial Ownership                          Beneficial Ownership
                                               Before this Offering                          After this Offering
                                               ====================                          ====================


 Name and Address of Beneficial             Number of                     Shares Being      Number of
            Owner (1)                        Shares          Percentage       Offered        Shares      Percentage
-------------------------------             ---------       ----------    ------------      ---------   ----------

Laurence Ashkin (2)                           566,732           2.2           566,732           0            *

Arthur Slaven (3)                           2,191,895           8.6         2,191,895           0            *

Evan Ashkin (4)                               544,721           2.1           544,721           0            *

Gary Ashkin (4)                               544,721           2.1           544,721           0            *

Nancy Smith (4)                               544,721           2.1           544,721           0            *

Barbara S. McLinden Trust (5)               2,150,895           8.6         2,150,895           0            *

John and Betsy McLinden Foundation (6)         50,000            *             50,000           0            *

Community Preparatory School                    9,000            *              9,000           0            *

* Indicates less than 1%.

1    The address of the John and Betsy McLinden  Foundation is 909 Old Green Bay Road,  Winnetka,  Illinois  60093.  The
     address of Community Preparatory School is 126 Somerset Street,  Providence,  Rhode Island, 02907-1034. The address of the other Selling  Shareholders  is c/o Centrum  Properties,  Inc., 225 West Hubbard Street,  Chicago,  Illinois
     60610.

2    Includes  20,593 shares that are held in escrow  pursuant to the stock pledge and escrow  agreement.  Also includes
     12,561 shares that Laurence Ashkin may purchase pursuant to the Restricted Stock Agreement.


3    Includes 12,561 shares that Arthur Slaven may purchase  pursuant to the Restricted Stock  Agreement.  Also includes
     532,648 shares owned of record by each of: (i) Jane Slaven,  wife of Arthur Slaven,  (ii) the Michael Slaven Trust, and (iii) the Peter Slaven Grantor Trust. As trustee of the Michael Slaven Trust and the Peter Slaven Grantor Trust
     (collectively,  the "Slaven  Trusts"),  Arthur  Slaven may be deemed to  beneficially  own the shares held by those trusts.  Furthermore,  19,793 of each of the 532,648  shares owned by Jane Slaven and each of the Slaven Trusts are held in escrow  pursuant to the stock pledge and escrow  agreement.  Also includes  12,073 shares that each of Jane
     Slaven and each of the Slaven Trusts may purchase pursuant to the Restricted Stock Agreement. Also includes 545,169 shares held directly by Arthur Slaven,  20,593 of which shares are held in escrow  pursuant to the stock pledge and escrow agreement.

4    19,793 of each of the 544,721  shares owned by each of Evan Ashkin,  Gary Ashkin and Nancy Smith are held in escrow pursuant to the stock pledge and escrow  agreement.  Also  includes  12,073  shares that each of Evan Ashkin,  Gary
     Ashkin and Nancy Smith may purchase pursuant to the Restricted Stock Agreement.

5    Includes 1,564,086 shares owned of record by Barbara S. McLinden Trust, whose trustee is Barbara S. McLinden,  wife of John McLinden, 59,980 of which shares are held in escrow pursuant to the stock pledge and escrow agreement. John
     McLinden may be deemed to  beneficially  own the shares held by this trust.  Also  includes  36,585 shares that the
     Barbara S. McLinden Trust may purchase pursuant to the Restricted Stock Agreement.

6    John McLinden may be deemed to beneficially own the shares owned by this Foundation.
